Exhibit 99.1

April 1, 1998


                     LOCKHART ANNOUNCES SALE OF PROPERTY TO
                           FORTRESS SELF STORAGE, INC.

(St. Thomas, USVI) Lockhart Caribbean Corporation ("LCC") today announced that Fortress Self Storage, Inc. (FSS), a U.S. Virgin Islands corporation, has purchased the property it formerly leased from LCC's subsidiary, Sugar Estate Park, Inc. ("SEP"), and upon which it built its self storage facility in 1992. The property purchased by FSS is approximately 3.6 acres, and is located in Estate Thomas, St. Thomas, on the eastern edge of the U.S.V.I. capital, Charlotte Amalie. It is situated within an 11.7 acre commercial business park area developed by LCC in 1991.

         "The principals of Fortress expressed a desire to purchase the property last year, and the negotiations went very smoothly. Their purchase of the land makes sense for them, and, for us, confirmed its commercial valuation." noted John P. deJongh, Jr., President and Chief Operating Officer of both LCC and SEP. He stated that the transfer of ownership will not affect any of the other ground leases in the commercial park, and that there were protective measures in the transaction to prohibit any sort of construction or business on the parcel that would not be in harmony with the existing business atmosphere.

         LCC has recently been in the news regarding its upcoming acquisition of Al Cohens Plaza on Raphune Hill, St. Thomas, as well as LCC's Market Square East development involving long-term ground leases to Cost-U-Less, Inc (Bellvue, Washington) and Caribbean Cinemas Corporation (San Juan, Puerto Rico). LCC's Lockhart Garden Shopping Center is also under renovation for a new Kmart store, and Lockhart's Mini-Mall, due to open this spring.


                                      * * *


         Lockhart Caribbean Corporation, headquartered on St. Thomas, is the largest owner of shopping centers in the U.S. Virgin Islands, and is one of the largest owners of undeveloped land on St. Thomas, variously zoned for commercial and residential development. The company owns, operates, and develops shopping centers and other commercial real estate, primarily on the islands of St. Thomas and St. Croix. Lockhart currently owns and operates seven shopping centers and one commercial park, and has seven additional projects in various stages of development. Lockhart has entered into a definitive agreement to purchase and acquire all the outstanding common stock of Premium Finance

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Company of the Virgin Islands,  Inc. and its  wholly-owned  subsidiary,  Premium
Finance (E.C.), Ltd. These companies are in the business of financing insurance premiums for individuals and businesses in the U.S. Virgin Islands, British Virgin Islands, Anguilla, St. Maarten, Antigua, St. Vincent and Grenada.

         Inquiries can be made directly to Lockhart's President, John P. deJongh, Jr., at the Lockhart Caribbean Corporation's offices, telephone no. 340-776-1900, facsimile no. 340-776-1940, email lockhart@lockhart.com, website http://www.lockhart.com.



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